Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-256637 and 333-235277 on Forms S-3 and Registration Statement No. 333-191971 on Form S-8 of our reports dated February 13, 2023, relating to the consolidated financial statements and financial statement schedules of Brixmor Property Group Inc. and Subsidiaries, and the effectiveness of Brixmor Property Group Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brixmor Property Group Inc. and Subsidiaries for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 13, 2023